Exhibit 21

Subsidiaries of the Registrant

On September 14, 2009, we closed the transactions contemplated by that certain recapitalization agreement, dated August 27, 2009, by and among Grande Communications Holdings, Inc., a Delaware corporation and predecessor-in-interest to Rio Holdings, Inc., a Nevada Corporation (“Holdings”), Grande Communications Networks, Inc., a Delaware corporation, predecessor–in-interest to Grande Communications Networks LLC, a Delaware limited liability company and our wholly-owned subsidiary prior to the closing (“Grande Operating”), ABRY Partners VI, L.P., a Delaware limited partnership (“ABRY”), Grande Investment L.P., a Delaware limited partnership and wholly-owned subsidiary of ABRY (“Ultimate Parent”), Grande Parent LLC, a Delaware limited liability company and wholly-owned subsidiary of Ultimate Parent (“Parent”), ABRY Partners, LLC, a Delaware limited liability company and Rio GP, LLC, a Delaware limited liability company and wholly-owned subsidiary of Holdings (“Rio GP”), which provides for the recapitalization of Grande Operating (the “Recapitalization Agreement.”) Refer to Part I Item 1—Business of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for a detail of the transactions completed pursuant to the terms of the Recapitalization Agreement.

Immediately following the transactions contemplated by the Recapitalization Agreement, Rio GP constitutes Holdings only subsidiary.